Exhibit 10.1

ZYMEWORKS INC.

AMENDMENT #2 TO EMPLOYMENT AGREEMENT

This Amendment #2 to Employment Agreement (this “Amendment”) is made by and between Mr. Kenneth Galbraith (“Employee”) and Zymeworks BC Inc. (formerly named Zymeworks Inc.), a corporation registered in the Province of British Columbia (the “Company”) (the “Parties”) on the date set forth below.

WHEREAS, Employee and the Company entered into an employment agreement dated January 5, 2022, and the Employee, the Company and Zymeworks Management Inc. entered into an amendment to such employment agreement dated December 30, 2022 (such employment agreement, as amended, the “Employment Agreement”); and

WHEREAS, the Company and Employee have agreed to amend certain provisions of the Employment Agreement, as set forth below.

NOW, THEREFORE, for good and valuable consideration, the Parties agree that the Employment Agreement is hereby amended as follows:

1.    The Employment Agreement is hereby amended as follows:

A.    The third paragraph of Section 2.1 is amended to read as follows:

“The Employee’s principal place of employment will be at his home in the United Kingdom or another location within reasonable commuting distance from his home in the United Kingdom as may be agreed to by the Company from time to time, although the Employee understands and agrees that he may be required to travel to Vancouver, BC, Seattle, WA, or otherwise from time to time for business reasons (not to exceed 182 days per calendar year).”

B.    Section 2.3(a) is amended to read as follows:

“The Employee’s employment is conditional on him having, and at all times during his employment continuing to have, the right to live and work for the Company in the country in which the Employee is residing (for clarity, within the United Kingdom). The Employee undertakes to notify the Company immediately if any such right to work ceases, or is reasonably expected to cease during his employment with the Company and to immediately provide the Company with written details of changes to his personal circumstances or immigration status that might affect his immigration permission or the right to work evidence that the Employee has provided previously to the Company.”

C.    Section 3.6, “Expenses” is amended to read as follows:

“Expenses. The Company will reimburse the Employee for all ordinary and necessary expenses incurred by the Employee in the performance of the Employee’s duties under this Agreement, including reasonable travel and living expenses when Employee travels from his home to Vancouver, BC or Seattle, WA, as applicable, to fulfill his duties. In addition, the Company will reimburse or otherwise pay for the reasonable airfare and lodging expenses (other than those directly paid for by the Company under Section 3.15) incurred by the Employee and his immediate family for one trip per calendar year to Vancouver, BC or Seattle, WA. Reimbursement or payment of such expenses will be made in accordance with the Company’s policies.

D.    Section 3.9, “Benefits” is amended to read as follows:

“Benefits. The Employee will be eligible to participate in benefit plans generally available to employees of the Company, subject to the terms and conditions of such plans from time to time in force. The Company will provide the Employee and his immediate family with employee benefits in the United Kingdom that, in the aggregate, are reasonably consistent with those offered to the employees of the Company living and working in Canada, not taking into account any legally required benefits.

E.    Section 3.14, “Relocation Expenses” is deleted and not replaced.

F.    Section 3.15, “Temporary Housing” is amended to read as follows:

“Temporary Housing. During the term of Employee’s employment with the Company, Company will secure temporary housing for the Employee in Vancouver, BC, and pay directly the rental costs for such temporary housing, grossed up for applicable tax withholding.”

2.    Full Force and Effect. To the extent not expressly amended hereby, the Employment Agreement shall remain in full force and effect.

3.    Entire Agreement. This Amendment and the Employment Agreement (and any other documents referenced therein) constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.

4.    Successors and Assigns. This Amendment and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

5.    Governing Law. This Amendment will be governed by and construed, enforced and interpreted non-exclusively in accordance with the laws of England and Wales, except as specified in Article 5.3 of the Employment Agreement.

(signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date set forth below.

EMPLOYEE		ZYMEWORKS BC INC.

By:	/s/ Kenneth Galbraith	By:	/s/ Christopher Astle

Name:	Kenneth Galbraith	Name:	Christopher Astle

Date:	January 3, 2024	Title:	SVP and Chief Financial Officer

		Date:	January 3, 2024